Exhibit 16.1

Mine safety disclosure, as required by Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”)

Atna Resources Ltd. and Subsidiaries — January through December 2011

Received
								Received	Notice of	Legal
							Total	Notice of	Potential	Actions
			Section			Total Dollar	Number	Pattern of	to Have	Pending	Legal	Legal
Mine or			104(d)			Value of	of	Violations	Pattern	as of	Actions	Actions
Operating	Section	Section	Citations	Section	Section	MSHA	Mining	Under	Under	Last	Initiated	Resolved
Name/MSHA	104S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Section	Day of	During	During
Identification	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	Period	Period	Period
Number	(#)	(#)	(#)	(#)	(#)	($)	(#)	(yes/no)	(yes/no)	(#)	(#)	(#)
Briggs Mine ID 0405276	14	0	0	0	0	$36,099	0	NO	NO	0	0	0
Pinson Mine ID 26-01597	0	0	0	0	0	0	0	0	0	0	0	0